Exhibit 99.1

Bionik Laboratories Corp. Names Dr. Eric Dusseux to Board of Directors

Dr. Dusseux brings substantial strategic leadership experience within the healthcare industry to new role at Bionik Laboratories; will work with Board and leadership team to continue Company’s penetration within high-growth potential verticals

TORONTO and BOSTON, July 27, 2017 -- Bionik Laboratories Corp. (OTCQX:BNKL) (“Bionik” or the “Company”), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced it has appointed Dr. Eric Dusseux, MD, MSc, MBA to its Board of Directors. Dr. Dusseux will replace Hermano Igo Krebs, who resigned from his role on the Board, effective July 21, 2017.

Dr. Dusseux brings substantial strategic and leadership experience within the healthcare industry to Bionik Laboratories, most recently serving in the role of President, Europe at Auregen BioTherapeutics SA and at Bemido SA. Prior to that, Dr. Dusseux, as an Executive Committee Member, was instrumental in the success of the Corporate Strategy Department of Sanofi Pasteur, where he led corporate strategy, business intelligence, and international business development. He has also served in key roles at GlaxoSmithKline Biologicals leading product development and business growth strategy.

“I look forward to joining the Board of Bionik Laboratories and to working with the outstanding leadership team in place to continue the growth of the Company,” said Dr. Dusseux. “This is an exciting time for Bionik Laboratories, as the healthcare industry continues to innovate through the adoption of technologies like robotics and artificial intelligence. I believe we are well positioned to continue our growth and establish ourselves as a leader in assistive technology solutions for the healthcare industry, and look forward to building on the Company’s success.”

Dr. Dusseux has also worked closely with multiple medical device and healthcare technology companies during his time with The Boston Consulting Group, helping to identify profitable growth paths and emerging markets for entry. This experience will prove pivotal for Bionik Laboratories as it continues its penetration of high-growth verticals and continues its development and manufacturing of its products for the consumer/homecare marketplace.

“We would like to thank Hermano Igo Krebs for his contributions to our Board and for all of the work he has put in during his time in that role. We wish him the best in his future endeavors,” said Peter Bloch, Chief Executive Officer and Chairman of the Board, Bionik Laboratories. “We are thrilled to be able to add someone of Eric’s caliber to our Board of Directors during this important time of growth for our Company. His experience in business development and building growth strategies will be a tremendous asset for us moving forward as we continue to enter new markets and develop our consumer product line. We welcome him and look forward to his insights.”

About Bionik Laboratories

Bionik Laboratories (OTCQX:BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development. The InMotion Systems — the InMotion ARM™, InMotion Wrist™, InMotion Hand™ and InMotion AnkleBot™ — are designed to provide intelligent, patient-adaptive therapy in a manner that has been clinically verified to maximize neuro-recovery. Bionik is also developing a lower-body exoskeleton, ARKE™, designed to allow paraplegics as well as other wheelchair users the ability to rehabilitate through walking. ARKE is designed to continually adapt to a patient’s ability and provide real-time feedback to the physiotherapist.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company does not undertake to update these forward-looking statements.

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